Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement (Registration No. 333-149092) on Form S-1/A of our reports all dated February 1, 2008 relating to the consolidated financial statements of Real Goods Solar, Inc., the financial statements of Marin Solar, Inc. and the financial statements of Carlson Solar, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Ehrhardt Keefe Steiner & Hottman PC

April 17, 2008

Denver, Colorado